Exhibit 10.2

SPECIAL ADVISOR AGREEMENT

THIS SPECIAL ADVISOR AGREEMENT (this “Agreement”) is entered into as of July ____, 2023 (the “Effective Date”), by and between RumbleOn, Inc. (the “Company”) and Michael Francis (“Advisor”).

RECITALS

The Company desires to engage Advisor, and Advisor desires to be so engaged by the Company, to perform certain independent contractor services, subject to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises in this Agreement, the parties agree as follows:

1.	Services. The Company hereby engages Advisor, and Advisor hereby agrees to serve, as an independent contractor, and not as an employee, to provide advisory services as are reasonably requested by the Chairman of the Board of Directors or the General Counsel of the Company from time to time (the “Services”), including providing corporate and securities law legal advice to facilitate an effective and efficient transition of the General Counsel and Chief Legal Officer position. Advisor hereby accepts such engagement with the understanding that the Company has secured, or will secure, independent securities counsel and will rely on their advice. Advisor shall perform the Services to the best of his abilities in a diligent, trustworthy, business-like manner. Advisor acknowledges that the advice that he provides, to the extent that it is legal advice, will be confidential and subject to the attorney-client privilege. Advisor also agrees not to provide any legal advice or other information or services regarding the Company and/or Advisor’s Services hereunder to any party that the Advisor knows is adverse to the Company.

2.	Fee. Advisor shall provide up to 10 hours per month of Services during the Term (as defined below). In the event the Company requires Services in excess of 10 hours during any month, the Company shall pay Advisor an hourly rate of $500 for each hour in excess of 10 hours per month. Company shall also provide reimbursement of reasonable and actual costs incurred in the provision of the Services (any such fees, “Services Fees”), which shall be paid on or about the first day of each month during the Term; provided, that the Service Fees shall be prorated for any partial month based on the number of days lapsed.

3.	Equity. As consideration for Advisor’s services, upon the earlier of (a) July 31, 2024 or (b) termination of this Agreement by Company in accordance with Section 4 hereof, all of Advisor’s 9,413 Restricted Stock Units that remain outstanding shall immediately vest.

4.	Term and Termination. The term of this Agreement shall commence on August 1, 2023 and shall continue through July 31, 2024 unless earlier terminated by either party on 10 days written notice to the other party.

5.	Independent Contractor Status. Advisor and the Company agree that this Agreement does not create an employee/employer relationship. It is expressly acknowledged that the intention of both Advisor and the Company is that Advisor will serve as an independent contractor, and not as an employee of the Company or any of the Company’s affiliates, for any and all purposes.

6.	Indemnity. Company will indemnify Advisor against any liability which arises as a result Consultant’s provision of the Services, provided such liability is not attributable to Consultant’s willful misconduct or gross negligence. Notwithstanding any other provision of this Agreement, neither party shall be liable for any punitive, consequential, or indirect damages sustained by the other, including, without limitation, loss of profit, loss of use, or loss of revenue.

7.	Confidentiality. Advisor agrees to keep all information regarding the Company that is procured in the course of this Agreement confidential to the extent that the information is not already public.

8.	Miscellaneous. This Agreement may not be modified or amended, nor may any provisions of this Agreement be waived, except by an instrument in writing signed by the parties hereto. The validity, interpretation, performance, and enforcement will be governed by the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Special Advisor and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Texas, Dallas County over any suit, action or proceeding, whether at law or in equity, arising out of or relating to or concerning this Agreement. This Agreement may be executed in separate counterparts and may be executed by facsimile or PDF copies, each of which is deemed to be an original and all of which, taken together, constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Advisor has signed this Agreement, as of the date first above written.

COMPANY:

Name: Steven J. Pully
Title: Executive Chairman

SPECIAL ADVISOR:

Michael Francis